Exhibit 99.1
FOR IMMEDIATE RELEASE
INVESTOR CONTACT
Myrna Vance, 214.932.6646
myrna.vance@texascapitalbank.com
TEXAS CAPITAL BANCSHARES APPLIES TO PARTICIPATE IN U.S. TREASURY’S CAPITAL PURCHASE PROGRAM
DALLAS — November 18, 2008 — Texas Capital Bancshares, Inc. (NASDAQ: TCBI) announced today that it has filed an application to participate in the U.S. Department of Treasury’s voluntary Capital Purchase Program (“CPP” or “Program”). Texas Capital has applied for up to $130 million, which is 2.8% of risk-weighted assets, of additional capital under the Program in the form of senior preferred stock and warrants.
“Texas Capital is a well-capitalized, profitable and growing bank with capital levels significantly exceeding all regulatory requirements,” said George Jones, President and CEO. “After increasing common equity capital by $55 million in September, we are considering participating in the CPP as a means of augmenting our strategic emphasis on organic growth through the addition of quality loan and deposit relationships.”
Receipt of funding is subject to the acceptance of the application, agreement by Texas Capital with the terms of definitive documents, and the satisfaction of closing conditions.
Texas Capital reported total assets of $4.7 billion at September 30, 2008 and stockholders’ equity of $380.9 million. At the end of the third quarter, excluding any potential benefit of the CPP, the Company reported Tier I and total capital ratios of 10.5% and 11.4%, respectively.
About Texas Capital Bancshares, Inc.
Texas Capital Bancshares, Inc. (NASDAQ: TCBI) is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and private clients. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.
This release contains forward-looking statements, which are subject to risks and uncertainties. A number of factors, many of which are beyond Texas Capital Bancshares’ control, could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These risks and uncertainties include the risk of adverse impacts from general economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Form 10-K and other filings made by Texas Capital Bancshares with the Securities and Exchange Commission.
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